Exhibit (c)(5)


                     Metropolitan Life Insurance Company

                             TRANSACTION OVERVIEW


                             TRANSACTION SUMMARY
               (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
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Price Per Share                                           $   12.50

Aggregate Value of Outstanding Shares                         170.1

Value of Publicly Held Shares (1)                         $    66.3
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(1) MetLife owns 8.3 million out of 13.6 million
    shares outstanding.

PREMIUM/VALUATION ANALYSIS
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Premium to:

One Day Prior (1/14/2000)                                       31%

One Week Prior (1/7/2000)                                        43

LTM High                                                       (33)

LTM Low                                                          85

IPO Price (12/15/1997)                                          (7)

Multiple of:

1999 Net Income                                               13.2x

1999 EBITDA                                                    6.8

MetLife Adj. 1999 EBITDA(1)(2)                                10.5
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(1) Adjusted to reflect loss of $7.9MM of revenue and $1.9MM expense savings from repatriation of general account assets.

(2) Fourth quarter 1999 annualized.

[LINE GRAPH OF PRICE PERFORMANCE, IPO TO PRESENT; CHART DEPICTS PRICE OF CONNING SHARES AND ASSET MANAGEMENT INDEX]

-  12/16/97: IPO @ $13.50

-  8/9/99: $16.1
   Moody's downgrades GenAmerica and subsidiaries to Ba1

   8/10/99: $16.3
   GenAmerica placed under regulator supervision

-  8/26/99: $12.0
   MetLife announces acquisition of GenAmerica

-  1/18/00: $10.81
   MetLife announces offer at $10.50 per Conning





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Metropolitan Life Insurance Company

CONNING ACQUISITION CONSEQUENCES

Key Assumptions

-  Run rate EBITDA of $22.7MM (4Q 1999 annualized)

-  Net pre-tax reduction of earnings from repatriation $(6.0)MM

-  0% growth in 2000, 10% growth thereafter

- $200MM private equity fund in 2000, 0% growth thereafter; zero value for carried interest

Inc/(Dec) In Net Income

(Dollars in Millions)
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                                           2000         2001         2002
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Impact of Buy-out of Public             $  (1.3)     $  (0.5)     $  (0.3)

MetLife Share of Repatriation           $  (2.2)     $  (2.3)     $  (2.4)

Gross Benefit of Repatriation               4.5          4.7          4.9

MetLife Internal Costs due to              (0.9)        (0.9)        (1.0)
Repatriation (1)                        ----------   ----------   ---------

Net Incremental Income Impact           $   0.1      $   1.0       $  1.3

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(1) Cost of repatriation assumed to be 20% of Gross Impact of Repatriation.